Emergent Capital Closes New Arrangement

Boca Raton, Fla., August 19, 2019 - Emergent Capital, Inc. (OTCQX: EMGC) ("Emergent" or the "Company"), today announced that on August 16, 2019, Emergent and certain of its subsidiaries, including White Eagle Asset Portfolio, LP (“White Eagle”), closed a transaction pursuant to which it will partner with Palomino JV, LP (“Palomino”) in the ownership of its portfolio of life settlement policies and will exit its former credit facility with Beal Bank.
On August 16, 2019, Emergent and certain of its subsidiaries entered into a subscription agreement with Palomino, in connection with the previously announced commitment letter with Jade Mountain Partners, pursuant to which White Eagle sold to Palomino 72.5% of its limited partnership interests.
Pat Curry, Emergent Capital’s Chairman and Chief Executive Officer, commented, “This agreement enables Emergent’s subsidiaries to exit bankruptcy and pay off the Beal Bank facility, moving forward with a sustainable capital structure, a strong, like-minded partner in Jade Mountain and a small amount of debt as opposed to the mountain of debt that we inherited.”
The proceeds of the Investment will be used primarily to pay off and terminate White Eagle’s revolving credit facility with an affiliate of Beal Bank (the “Credit Facility”). The termination of the Credit Facility is in accordance with the Plan of Reorganization for Lamington Road Designated Activity Company (“Lamington”), White Eagle General Partner, LLC (“WEGP”) and White Eagle approved by the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) with respect to the previously announced voluntary petitions for relief under Chapter 11 of the U.S. Bankruptcy Code of Lamington, WEGP and White Eagle (the “Chapter 11 Cases”).
The investment by Palomino was consummated, and the Credit Facility was paid off in full and terminated, on August 16, 2019. Immediately upon closing, there were cash and current receivables of approximately $28 million that were distributed from the subsidiaries up to Emergent.
Additional information related to this matter and others referenced in this press release, can be found on a Form 8-K which will be filed with the Securities and Exchange Commission
About Emergent Capital, Inc.
Emergent (OTCQX: EMGC) is a specialty finance company that invests in life settlements. More information about Emergent can be found at www.emergentcapital.com.

Safe Harbor Statement
This press release may contain certain "forward-looking statements" relating to the business of Emergent Capital, Inc. and its subsidiary companies. All statements, other than statements of historical fact included herein are "forward-looking statements." These forward-looking statements are often identified by the use of forward-looking terminology such as "believes," "expects" or similar expressions, and involve known and unknown risks and uncertainties. Although Emergent believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Other than as required under the securities laws, Emergent does not assume a duty to update these forward-looking statements.

Investor Relations Contact
Rob Fink
FNK IR
646.809.4048
IR@emergentcapital.com
www.emergentcapital.com